PKF

Accountants &
business advisers

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
China BAK Battery, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 regarding Stock Option Plan of our report dated December 14, 2007 relating to the financial statements and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in China BAK Battery, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2007.

PKF

PKF
Certified Public Accountants
Hong Kong, China
September 24, 2008

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